Exhibit 10.3

Pinnacle Gas Resources, Inc.

MANAGEMENT INCENTIVE PLAN

I.              BACKGROUND AND OBJECTIVES

The overall executive compensation strategy of Pinnacle Gas Resources, Inc. (“Pinnacle” or “the Company”) is to compensate all executives in a manner that rewards them based on the Company’s strategic, operating and financial success and to create value for the Company’s stockholders.  Pinnacle provides key executives with targeted total compensation opportunities that generally are competitive with median total compensation opportunities at energy companies of similar size.  The two primary elements of the Pinnacle compensation program are base salary and the Management Incentive Plan (the “MIP”).  Pinnacle base salaries generally are competitive with industry standards and are used to reward an executive’s sustained job performance over time.  All awards under the MIP are paid at the sole discretion of the Pinnacle Board of Directors and may consist of cash or awards under the Company’s Amended and Restated Stock Incentive Plan (the “Stock Plan”). Pinnacle believes that stock awards align the interests of Pinnacle’s executives with those of Pinnacle’s stockholders.

The MIP provides an annual incentive compensation opportunity for key executives tied to the achievement of critical strategic, operating and financial goals of Pinnacle.  The following document describes MIP eligibility, the size of the potential award opportunities, performance measurement, the form and timing of award payments, and the administrative guidelines and definitions for ongoing MIP management.

II.            ELIGIBILITY

MIP award eligibility will be proposed by the Chief Executive Officer (the “CEO”) and approved by the Compensation Committee of the Pinnacle Board of Directors (the “Compensation Committee”) at the beginning of each performance/award period.  Generally, MIP participants will be selected from the key executives who  are primarily responsible for the annual growth and success of Pinnacle, i.e., the senior officers and managers of the Company.  The number of eligible MIP participants may expand or contract in future years, as key executive employment agreements are amended and as the Company’s executive compensation strategy and programs are further refined.

III.           AWARD OPPORTUNITIES

At the beginning of each fiscal year, each MIP participant will be assigned goals and objectives that can increase or decrease the amounts awarded under the MIP, based on the actual achievement (or lack thereof) of such goals and objectives.    MIP goals and objectives may be re-defined from time to time, as modifications are made in Pinnacle’s executive compensation strategy.  For purposes of illustration, MIP goals and objectives may be tied to the following:

•              Annual net production volume;

•              Daily net production volume;

•              Proved reserve additions;

•              Lease operating expenses;

•              General and administrative expenses;

•              Adjusted EBITDA;

•              Lost time due to injuries;

•              Investor relations;

•              Capital financing;

•              Timely reporting;

•              Cash management; and/or

•              Business development and acquisitions.

Within  2 ½ months after the end of each fiscal year, each participant’s Base Salary Rate at the end of the fiscal year (just ended) will be multiplied by the actual MIP award percentage earned to determine the dollar value of the award for the prior performance cycle.

The MIP performance goals and objectives will be proposed by the CEO and approved by the Compensation Committee as soon as possible (but not later than 90 days) after the beginning of each fiscal year.

Subject to Section VI(d), MIP awards may include a discretionary component, which will be based on the Compensation Committee’s subjective evaluation of the degree to which the executive has mastered the primary duties and responsibilities of his/her present job.  Any such component will not qualify as performance based compensation described in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and, as a result, will be separate from any other component hereunder that is intended to qualify as performance based compensation described in Section 162(m) of the Code and shall not be a substitute for any such other component or otherwise increase or decrease any such other component hereunder.

The determination of whether an executive has achieved his or her MIP performance goals and objectives shall exclude extraordinary items, which will be defined at the sole discretion of the Compensation Committee.  Performance goals and objectives for MIP awards may be equal to or exceed the goals or targets in the Pinnacle business plan.  Such goals and objectives may be adjusted during the year if a major change occurs in the Company’s capital structure, e.g., an acquisition or merger.

In addition to the target level of achievement for each goal and objective, the Compensation Committee and the CEO will jointly establish a range of levels of achievement for each  goal and objective as follows:

•              Minimum Threshold  — The level at or below which no incentive will be paid;

•              Fair  — The level  at which the MIP adjustment factor will be 0.5X, with “X” equal to the target incentive payment;

•              Target — The level at which the MIP adjustment factor will be 1X, with “X” equal to the target incentive payment;

•              Good  — The level  at which the MIP adjustment factor will be 1.5X, with “X” equal to the target incentive payment; and

•              Outstanding — The level at or above which the MIP adjustment factor will be 2X, with “X” equal to the target incentive payment.

IV.           FORM AND TIMING OF AWARDS

MIP award calculations will be finalized within 2 ½ months after fiscal year-end.  All MIP awards will be paid annually within 2 ½ months after the end of the fiscal year to which the MIP award relates, with cash awards to be paid in a lump sum; provided, however, that the Company will deduct from all MIP awards payable under the MIP any taxes required to be withheld by the federal or any state or local government.

V.            ADMINISTRATIVE GUIDELINES AND DEFINITIONS

Once the Compensation Committee approves MIP participants, award targets and performance goals and objectives, the CEO and Chief Financial Officer jointly shall administer the MIP. All administrative decisions made by the CEO shall be final and binding.

•              Employee Termination—To receive an award, a participant must be an employee of the Company on the day the MIP award is paid, unless waived by the Compensation Committee.

•              New Hires—Employees must have a minimum of six months of service to be eligible for an award, unless waived by the CEO.  MIP awards for new hires are earned on a pro-rata basis, based on their date of employment.

•              Base Salary Rate—Base salary for MIP award calculations shall be the annualized base rate in effect at the end of the applicable performance cycle.

•              Support Documentation—The Chief Financial Officer shall be responsible for maintaining all necessary support documentation regarding performance and award calculations under the MIP.

VI.           MISCELLANEOUS

(a)           Rights of Participants.  Nothing in the MIP shall be construed to:

(i)            Give the participant any rights whatsoever with respect to any MIP award until such award becomes vested, nonforfeitable and distributable in accordance with the terms of the MIP;

(ii)           Limit in any way the right of the Company to terminate the participant’s employment by the Company at any time;

(iii)          Give the participant or any other person any interest in any fund or in any specific asset or assets of the Company;

(iv)          Give the participant or any other person any interest or right other than those of any unsecured general creditor of the Company; or

(v)           Be evidence of any agreement or understanding, express or implied, that the Company will employ the participant in any particular position or at any particular rate of remuneration.

(b)           Nonalienation of Benefits.  No right or benefit under the MIP shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void.  No right to interest hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the person entitled to such right or interest.

(c)           Prerequisites to Benefits.  Neither the participant, nor any person claiming through the participant, shall have any right or interest in the MIP, or any MIP award hereunder, unless and until all the terms, conditions, and provisions of the MIP which affect the participant or such other person shall have been complied with as specified herein.

(d)           Section 162m Compliance.  Should any participant in the MIP be or become a “covered employee” as such term is defined in section 1.162-27(c)(2) of the Treasury Regulations or other regulatory guidance issued under section 162(m) of the Code, then notwithstanding anything herein to the contrary, with respect to any action taken under the MIP by the Compensation Committee in respect of any such covered employee whose annual incentive compensation under the MIP is intended to qualify as performance based compensation described in section 162(m) of the Code and the regulations promulgated pursuant thereto, the Compensation Committee shall be comprised solely of two or more “outside directors” of the Company as such term is defined in section 1.162-27(e)(3) of the Treasury Regulations, the material terms of the MIP shall be disclosed to and approved by the stockholders of the Company prior to the payment of any MIP awards and the MIP shall, in all other respects, meet the requirements of section 162(m) of the Code and the regulations promulgated pursuant thereto, prior to any payments hereunder.  In furtherance of the above provisions of this Section VII(d), the Compensation Committee shall bifurcate the MIP so as to restrict, limit or condition the use or application of any provision of the MIP to participants who are covered employees without so restricting, limiting or conditioning the MIP with respect to other participants, unless the Compensation Committee, in its sole discretion, determines to apply such restrictions, limitations or conditions to participants who are not covered employees.

(e)           Bonus Arrangement.  The MIP is intended to be a bonus program that is designed to provide an on-going, pecuniary incentive for the participant to produce the participant’s best efforts to increase the value of the Company.  The MIP is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of the participant’s covered employment or beyond.  The MIP is strictly an incentive bonus program (as described in U.S. Department of Labor Regulation Section 2510.3-2(c) or any successor thereto), and not a pension or welfare benefit plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  All interpretations and determinations hereunder shall be made on a basis consistent with the status of the MIP as a bonus program.

(f)            Amendment.  The MIP may be modified or terminated by the Company at any time; provided, however, that no such modification or termination shall affect any right to any MIP awards that are vested at the time of such modification or termination except with the written consent of the affected participant.

(g)           Powers of the Company.  The existence of outstanding and unpaid contingent interests under the MIP shall not affect in any way the right or power of the Company to make or authorize any adjustments, recapitalization, reorganization or other changes in the Company’s capital structure or in its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, common or preferred stock, if applicable, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other act or proceeding, whether of a similar character or otherwise.

(h)           Waiver.  A waiver by the Company, or the participant, of any of the terms or conditions contained in the MIP shall not be construed as a general waiver by such party of any other terms or conditions contained in the MIP.

(i)            Separability.  If any provision or provisions of the MIP shall be found to be invalid, illegal, or unenforceable in any respect, such invalid, illegal, or unenforceable provision shall be severed from the MIP and shall not affect the validity, legality and enforceability of the remainder of the MIP.

(j)            Gender, Tense and Headings.  Whenever the context requires, words of the masculine gender used herein shall include the feminine and neuter, and words used in singular shall include plural.  Headings of Articles and Sections, as used herein, are inserted solely for convenience and reference and constitute no part of the MIP.

(k)           Governing Law.  The MIP shall be subject to and governed by the laws of the State of Wyoming and, to the extent applicable, the laws of the United States.

(l)            Notice.  Any notice required or permitted to be given under the MIP shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Compensation Committee, the Company, participant or beneficiary, as applicable, at the address last furnished by such person.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the dates shown on the postmark on the receipts for registration or certification.

(m)          Effective Date.  The MIP is effective as of January 1, 2007 and any amendment of the MIP shall be effective as of the date provided therein.